EXHIBIT 21.1

SUBSIDIARIES OF CADENCE FINANCIAL CORPORATION

Subsidiary	Jurisdiction or Organization	Business	% Ownership	Holder of Outstanding Stock
Cadence Bank, N.A.	United States / National Bank	Financial Institution	100%	Cadence Financial Corporation
Enterprise Bancshares, Inc.	Tennessee	Bank Holding Company	100%	Cadence Financial Corporation
Cadence Insurance Services of Mississippi, Inc.	Mississippi	Insurance	100%	Cadence Bank, N.A.
NBC Service Corporation	Mississippi	Insurance	100%	Cadence Bank, N.A.
NBC Insurance Services of Alabama, Inc.	Alabama	Insurance	100%	Cadence Bank, N.A.
Commerce National Insurance Co.	Mississippi	Credit Life Insurance	100%	NBC Service Corporation
NBC Capital Corporation (MS) Statutory Trust I (See Note 1)	Connecticut	Business Trust	100%	Cadence Financial Corporation

Note 1: NBC Capital Corporation (MS) Statutory Trust I is a Connecticut Business Trust formed for the sole purpose of issuing trust preferred securities. This entity is a variable interest entity, and in accordance with ASC Topic 810, is not included in the Consolidated Financial Statements of the Corporation. Also, it does not meet the significant subsidiary test of Regulation S-X of the Securities and Exchange Commission; therefore, separate financial statements for this entity are not included in the filing.